Exhibit 10.33

April 6, 2007

Mr. Glenn R. Cole

780 Braeside Place

Ann Arbor, Michigan 48103

Dear Glenn:

I am pleased to offer you a position with NightHawk Radiology Holdings, Inc., through its wholly-owned subsidiary and operating entity, NightHawk Radiology Services, LLC (the “Company”) as its Senior Vice President and Chief Financial Officer, effective with respect to the terms contained herein as of May 1, 2007 (the “Effective Date”). You will be reporting directly to the Company’s Executive Vice President and Chief Operating Officer and shall perform such duties as are customarily associated with such position and as the Executive Vice President and Chief Operating Officer may from time to time require. In addition, effective following the filing of the Company’s quarterly report on Form 10-Q covering the company’s first fiscal quarter for 2007, you shall be designated by the Company’s Board of Directors as the Company’s “principal financial officer” and “principal accounting officer” for purposes of the Company’s reporting requirements under the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

You shall devote your full business efforts and time to the Company and agree to perform your duties faithfully and to the best of your ability. Except for limited consulting services to your former employer for a period not to exceed ninety (90) days from the Effective Date, you agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NightHawk Radiology Holdings, Inc. (the “Board”).

At-Will Employment

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without Cause (as defined herein) or for any or no cause, at either party’s option, subject to the provisions of this letter. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

Base Salary & Bonus

While employed hereunder, the Company will pay you as compensation for your services a base salary at an annualized rate of $350,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Your Base Salary will be reviewed for market and performance adjustments within thirty (30) days of the beginning of each calendar year by the Compensation Committee and may be increased after such review with the unanimous approval of such Committee.

Mr. Glenn R. Cole

April 6, 2007

In addition to the Base Salary, you may (depending upon satisfaction of certain criteria) be entitled to receive a performance bonus relating to the Company’s operating performance, as described below. The performance bonus could, in the aggregate, equal one-hundred percent (100%) of your Base Salary, less applicable withholding (the “Bonus”); provided, however, that for fiscal 2007, your Bonus will be calculated on a pro rata basis based upon the number of days employed in 2007. Within thirty (30) days of the beginning of each calendar year after the Effective Date, the Compensation Committee shall establish performance criteria upon which the Bonus shall be based. The Company shall pay the Bonus, if so earned by satisfaction of such criteria, on or after January 1 of the following calendar year, but in no event later than January 30th of such year.

Equity Compensation

We will recommend at the first meeting of the Board following the Effective Date that you be granted (i) an option to purchase 170,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the effective date of grant (which shall be established in accordance with the Board’s policies) and (ii) 10,000 restricted stock units (collectively, the “Grants”). The restricted stock units will vest over three (3) years, with one-third of the restricted stock units vesting on each of the three anniversaries following the Effective Date. One-third (33.34%) of the shares subject to the option shall vest on the one (1) year anniversary of the Effective Date, and the remaining shares shall vest monthly over the next 24 months in equal monthly amounts subject to your continued employment with the Company.

In the event that your employment is terminated within twelve (12) months of a Change in Control (as defined below), then any then-unvested stock options, restricted stock or other rights to acquire stock in the Company (as they may be assumed by the Company’s successor) shall automatically and fully vest as of the date of such termination. For purposes of this letter agreement, the term “Change of Control” means (i) a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than (A) a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination, and (B) any bona fide equity financing; or (ii) the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the Company’s assets.

Severance Arrangement

Notwithstanding anything to the contrary contained in this letter or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees, the Company may at any time terminate your employment with or without Cause (as defined below). However, if your employment with the Company is terminated without Cause or if you resign within 90 days of an event that constitutes Good Reason (as defined below), the Company shall continue to pay you your Base Salary (payable in regular monthly installments as severance payments from the date of termination) for a period of twelve (12) months thereafter (the “Severance Payment”).

Notwithstanding anything to the contrary set forth herein, you shall only be entitled to the Severance Payment if, and only if, (1) you have executed and delivered to the Company a general release in the form attached hereto as Exhibit A, (2) you have not revoked or breached the provisions of the General Release or breached the provisions of this letter or a Confidentiality and Non-Compete Agreement between Executive and Employer (the “Non-Compete Agreement”), and (3) you do not apply for unemployment compensation chargeable to the Company.

Mr. Glenn R. Cole

April 6, 2007

For purposes of this letter, “Cause” shall be defined as (i) a breach of your duty of loyalty to the Company or any of its affiliated entities or if you engage in any acts of dishonesty or fraud with respect to the Company or any of its affiliated entities or any of their respective business relations, (ii) a commission of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or if you enter a plea of guilty or nolo contendere with respect thereto), (iii) a breach of any material term of this letter or any other agreement between you and the Company or any of its affiliated entities and such breach (if capable of cure) is not cured within fifteen (15) days following written notice thereof from the Company, (iv) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its affiliated entities substantial public disgrace, disrepute or economic harm, (v) a substantial and repeated failure to perform the duties as reasonably directed by the Board or by the executive officer to which you report or (vi) gross negligence or willful misconduct with respect to the Company or any of its affiliated entities.

For purposes of this letter, “Good Reason” shall be defined as the occurrence of any of the following without your express written consent: (i) a reduction in your annualized Base Salary or (ii) a material diminution in your responsibilities as the Company’s Senior Vice President and Chief Financial Officer, or (iii) any requirement that you relocate to a work site that would increase your one-way commute distance from your principal residence by more than fifty (50) miles, unless (A) you accept such relocation opportunity or (B) you and the Board mutually and in good faith make a determination that such relocation is necessary for you to effectively perform the duties described in this letter.

General Provisions

While employed hereunder, you will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental and vacation plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

The Company will also reimburse you for reasonable and documented travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Upon the Effective Date, you will be covered by the Company’s Directors & Officers insurance policy. Additionally, you will be entitled to enter into the Company’s standard Indemnification Agreement applicable to all officers and directors of the Company.

This letter will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this letter for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this letter may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

Mr. Glenn R. Cole

April 6, 2007

All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

NightHawk Radiology Services LLC.

250 Northwest Blvd., #202

Coeur d”Alene, ID 83814

Attn: President

If to Mr. Glenn Cole:

at the last residential address known by the Company.

This letter represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this letter will continue in full force and effect without said provision. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Idaho.

[Signature page follows]

Mr. Glenn R. Cole

April 6, 2007

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Dr. Paul Berger. A duplicate original is enclosed for your records.

NightHawk Radiology Holdings, Inc.

Paul E. Berger, M.D.
President, Chief Executive Officer and
Chairman of the Board

Agreed and Accepted:

/s/ Glenn R. Cole
Glenn R. Cole

April 6th, 2007
Date

Mr. Glenn R. Cole

April 6, 2007

EXHIBIT A

GENERAL RELEASE

I, Glenn Cole, in consideration of and subject to the performance by NightHawk Radiology Holdings, Inc., a Delaware corporation (the “Employer”), of its obligations under the letter agreement, dated as of May 1, 2007 (the “Letter Agreement”), do hereby release and forever discharge as of the date hereof the Employer and each of its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Employer and each of its affiliates and the Employer’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any severance payments or benefits paid or granted to me under the Letter Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the severance payments described in the Letter Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Employer or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Employer.

2.

Except as provided in paragraphs 4 and 13 below and except for the provisions of the Letter Agreement which expressly survive the termination of my employment with the Employer, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Employer and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Employer or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Employer (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including, without limitation, the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law; or any claim for wrongful discharge, breach of contract, infliction of emotional distress,

Mr. Glenn R. Cole

April 6, 2007

defamation; or any claim for costs, fees, or other expenses, including (without limitation) attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Employer in compliance with the terms of the Letter Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Employer would not have agreed to the terms of the Letter Agreement. I further agree that in the event I should bring a Claim seeking damages against the Employer, or in the event I should seek to recover against the Employer in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.	I represent that I am not aware of any claim by me other than the claims that are released by this Agreement.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Employer, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all rights to the severance payments described in the Letter Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Employer or the other Released Parties, I will return all payments and otherwise reimburse the Employer for all benefits received by me pursuant to the Letter Agreement.

9.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

Mr. Glenn R. Cole

April 6, 2007

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.	I agree to reasonably cooperate with the Employer in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Employer upon reasonable notice for interviews and factual investigations; appearing at the Employer’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Employer pertinent information; and turning over to the Employer all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Employer asks for my cooperation in accordance with this provision, the Employer will reimburse me solely for reasonable travel expenses, including, without limitation, lodging and meals, upon my submission of receipts.

12.	I agree not to disparage the Employer, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Employer and its affiliates confidential unless a prior written release from the Employer is obtained. I further agree that as of the date hereof, I have returned to the Employer any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, Employer-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I have not and shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims (i) arising out of any breach by the Employer or by any Released Party of the Agreement after the date hereof and (ii) to indemnification for which I may be entitled to as a former officer or director of the Employer under their respective charter and/or bylaws and/or other constituent documents so long as I am otherwise entitled to be indemnified as authorized thereunder.

14.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Mr. Glenn R. Cole

April 6, 2007

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE EMPLOYER AND BY ME.

DATE: